Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

FOR:	MDC Partners Inc.
45 Hazelton Avenue
Toronto, Ontario M5R 2E3

CONTACTS:	Steven Berns	Donna Granato
	Vice Chairman &	Director, Finance &
	Executive Vice President	Investor Relations
	416-960-9000	416-960-9000
	sberns@mdc-partners.com	dgranato@mdc-partners.com

MDC PARTNERS DELAYS UNTIL MARCH 31, 2005 ITS FILING OF 2004
YEAR-END FINANCIAL STATEMENTS

AMENDS REVOLVING CREDIT FACILITY

Toronto, Canada, March 16, 2005 – MDC Partners Inc. (“MDC Partners” or the “Company”) (TSX: MDZ.SV.A; NASDAQ: MDCA) announced today that it would file for a 15-day extension of the deadline to file its 2004 annual report on Form 10-K with the SEC until March 31, 2005. This delay is due to the remaining work necessary to complete the 2004 year-end audit of the Company’s financial statements. MDC Partners will also require additional time to complete its ongoing assessment of internal controls, as required by Section 404 of the Sarbanes-Oxley Act.

Separately, MDC Partners intends to rely on the SEC’s exemption that permits an additional 45 days to file its management's report on internal controls over financial reporting.

MDC Partners also announced that it agreed with its lenders to amend the terms of its $100 million revolving credit facility. Pursuant to such amendment, among other things, the lenders (i) extended the due date for the Company to deliver to the lenders its interim and annual financial statements; (ii) amended the pricing grid; (iii) modified the Company's total debt ratio, fixed charge coverage ratio and capital expenditures covenants; and (iv) waived any potential default that may have occurred as a result of the Company's failure to comply with its total debt ratio and fixed charge coverage ratio covenants.

MDC Partners will release its full year 2004 earnings report on Wednesday, March 30, 2005, and will host a conference call to review its 2004 earnings on March 30, 2005 at 4:30 p.m. (EST). This conference call will be accessible by dialing 416-640-4127 or toll free 1-800-814-4861. Please ask the operator for the “MDC Partners Conference Call”. To ensure proper connection, it is advised to call ten minutes prior to start time. A recording of the conference call will be available until Wednesday, April 6th by dialing 416-640-1917 or 1-877-289-8525 (passcode 2111713#) or by visiting our website at www.mdc-partners.com.

About MDC Partners

MDC Partners is a leading provider of marketing communications services, and secure transaction products and services, to customers in more than 15 countries. Through its partnership of entrepreneurial firms, its Marketing Communications Division provides advertising and specialized communication services to leading brands. The Secure Products Division provides security products and services in three primary areas including electronic transaction products, secure ticketing products and stamps. MDC Partners Class A shares are publicly traded on the Toronto Stock Exchange under the symbol “MDZ.SV.A” and on the NASDAQ under the symbol “MDCA.”

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties which may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among other things, the Company’s financial performance; changes in the competitive environment; adverse changes in the economy; ability to maintain long-term relationships with customers; financing requirements; risks arising from material weaknesses in internal control over financial reporting; and other factors set forth in the Company’s Form 40-F for its fiscal year ended December 31, 2003 and subsequent SEC filings.